Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376

UBS AG $1,000,000 Capped Leveraged TOPIX-Linked Medium-Term Notes due January 29, 2025

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (January 29, 2025) is based on the performance of the TOPIX as measured from the strike date (January 26, 2024) to and including the determination date (January 27, 2025). If the final underlier level on the determination date is greater than the initial underlier level of 2,497.65, the return on your notes will be positive, subject to the maximum settlement amount of $1,294.00 for each $1,000 face amount of your notes. If the final underlier level is equal to the initial underlier level, you will receive the face amount of your notes. If the final underlier level is less than the initial underlier level, the return on your notes will be negative. Specifically, you will lose 1% of the face amount of your notes for every 1% negative underlier return. You could lose your entire investment in the notes.

To determine your cash settlement amount, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate of 300.00% times (c) the underlier return, subject to the maximum settlement amount;

●if the underlier return is zero (the final underlier level is equal to the initial underlier level), $1,000; or

●if the underlier return is negative (the final underlier level is less than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) the underlier return times (b) $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Additional Risk Factors Specific To Your Notes” beginning on page 9 herein. You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated initial value of the notes as of the trade date is $985.00 per $1,000 face amount. The estimated initial value of the notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 11 herein.

Original issue date:	February 5, 2024	Original issue price:	100.00% of the face amount
Underwriting discount*:	0.93% of the face amount	Net proceeds to the issuer*:	99.07% of the face amount

* For additional information, see “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this document, the accompanying product supplement, the accompanying index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Securities LLC

Pricing Supplement dated January 29, 2024

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

UBS Securities LLC, our affiliate, will purchase the notes from UBS for distribution to one or more registered broker dealers (“dealers”). UBS Securities LLC, the dealers or any of their respective affiliates may use this document in market-making transactions in notes after their initial sale. Unless UBS, UBS Securities LLC, the dealers or any of their respective affiliates selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

SUMMARY INFORMATION

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the notes and an index supplement for various securities we may offer, including the notes), with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

●Underlier-Linked Notes product supplement dated May 31, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011974/ubs2000004209_424b2-06127.htm

●Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

●Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “notes” refer to the Capped Leveraged TOPIX-Linked Medium-Term Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS Underlier-Linked Notes product supplement, dated May 31, 2022, references to the “accompanying index supplement” mean the UBS index supplement dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific To Your Notes” herein and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisors concerning an investment in the notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as that of an investment in the stocks comprising the underlier (the “underlier stocks”).

♦You believe that the level of the underlier will appreciate over the term of the notes and that the final underlier level is unlikely to exceed the cap level, which is 109.80% of the initial underlier level.

♦You understand and accept that your return on the notes is limited by the maximum settlement amount and you are willing to invest in the notes based on the maximum settlement amount of $1,294.00 for each $1,000.00 face amount of your notes.

♦You can tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier stocks.

♦You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlier stocks.

♦You are willing to hold the notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the notes.

♦You seek an investment with exposure to companies in Japan.

♦You are willing to assume the credit risk of UBS for all payments under the notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to guarantee a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment or are not willing to make an investment that has the same downside market risk as that of an investment in the underlier stocks.

♦You believe that the level of the underlier will decline during the term of the notes, or you believe that the level of the underlier will appreciate over the term of the notes and that the final underlier level is likely to exceed the cap level, which is 109.80% of the initial underlier level.

♦You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum settlement amount of $1,294.00 for each $1,000.00 face amount of your notes.

♦You cannot tolerate fluctuations in the price of the notes throughout their term that may be similar to or exceed the downside fluctuations in the level of the underlier or the price of the underlier stocks.

♦You seek guaranteed current income from this investment or prefer to receive the dividends paid on the underlier stocks.

♦You are unable or unwilling to hold the notes to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦You do not seek an investment with exposure to companies in Japan.

♦You are not willing to assume the credit risk of UBS for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risk Factors Specific to Your Notes” herein and the more detailed “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes.

KEY TERMS

Issuer: UBS AG London Branch

Underlier: TOPIX (Bloomberg symbol, “TPX” <Index>), as maintained by JPX Market Innovation & Research, Inc. (“JPXI” or the “underlier sponsor”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement:

●type of notes: notes linked to a single underlier

●averaging dates: not applicable

●cap level: yes, as described below

●buffer level: not applicable

●interest: not applicable

Face amount: Each note will have a face amount of $1,000; $1,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount, and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Purchase at amount other than face amount: The amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific To Your Notes — Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

Supplemental discussion of U.S. federal income tax consequences: You will be obligated pursuant to the terms of the notes — in the absence of a statutory or regulatory change or an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a prepaid derivative contract in respect of the underlier, as described under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. Pursuant to this approach, based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that upon the taxable disposition of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. The U.S. Internal Revenue Service (the “IRS”) might not agree with this treatment, however, in which case, the timing and character of income or loss on your note could be materially and adversely affected.

Additionally, we will not attempt to ascertain whether any issuers of the underlier stocks would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if any such entity is or becomes a PFIC.

A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. U.S. Department of the Treasury (the “Treasury”) regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.

Based on our determination that the notes are not “delta-one” with respect to the underlier or any U.S. underlier stocks, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlier, underlier stocks or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlier, underlier stocks or the notes. If you enter, or have entered, into other transactions in respect of the underlier, underlier stocks or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under the Foreign Account Tax Compliance Act (“FATCA”) generally apply to certain “withholdable payments” and will generally not apply to gross proceeds on a sale or disposition and will generally apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. We will not pay additional amounts with respect to such withholding taxes discussed above. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Subject to the paragraph above, you should read the discussion under “Material U.S. Federal Income Tax Consequences — Foreign Account Tax Compliance Act” in the accompanying product supplement and consult your tax advisor concerning the potential application of FATCA.

For more information about the tax consequences of an investment in the notes, you should review carefully the section of the accompanying product supplement entitled “Material U.S. Federal Income Tax Consequences”.

Cash settlement amount (on the stated maturity date): For each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;

●if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the underlier return;

●if the final underlier level is equal to the initial underlier level, $1,000; or

●if the final underlier level is less than the initial underlier level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the underlier return.

Initial underlier level: 2,497.65

Final underlier level: the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement

Underlier return: the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate: 300.00%

Cap level: 109.80% of the initial underlier level

Maximum settlement amount: $1,294.00

Strike date: January 26, 2024

Trade date: January 29, 2024

Original issue date (settlement date): February 5, 2024

Determination date: January 27, 2025, subject to adjustment as described under “General Terms of the Notes — Determination Date” in the accompanying product supplement.

Stated maturity date: January 29, 2025, subject to adjustment as described under “General Terms of the Notes — Stated Maturity Date” in the accompanying product supplement, provided, however, that if the determination date is postponed as provided under “Determination date” above, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

No interest: The offered notes do not bear interest.

No redemption: The offered notes will not be subject to a redemption right or price dependent redemption right.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

Closing level: as described under “General Terms of the Notes — Closing Level” in the accompanying product supplement

Business day: as described under “General Terms of the Notes — Business Day” in the accompanying product supplement

Trading day: as described under “General Terms of the Notes — Trading Day” in the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” in the accompanying product supplement

ERISA: as described under “ERISA Considerations” in the accompanying product supplement

Supplemental plan of distribution (conflicts of interest); secondary markets (if any): UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the aggregate face amount of the notes specified on the front cover of this pricing supplement. UBS Securities LLC initially offered the notes to certain unaffiliated securities dealers at the original issue price set forth on the cover page of this document, less a concession of 0.93% of the face amount. We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering.

We expect to deliver the notes against payment therefor in New York, New York on February 5, 2024, which is the fifth business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T + 2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121.

UBS Securities LLC and its affiliates may offer to buy or sell the notes in the secondary market (if any) at prices greater than UBS’ internal valuation: The value of the notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 3 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other requests from and negotiated arrangements with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors: The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Calculation agent: UBS Securities LLC

CUSIP no.: 90279W2D5

ISIN no.: US90279W2D58

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness. In addition, the estimated value of your notes as of the trade date (as determined by reference to our pricing models) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific To Your Notes — Estimated Value Considerations — The Issue Price You Pay for the Notes Exceeds Their Estimated Initial Value” herein. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000.00
Upside participation rate	300.00%
Cap level	109.80% of the initial underlier level
Maximum settlement amount	$1,294.00
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date.
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier.
Notes are purchased on original issue date at the face amount and held to the stated maturity date.

The actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere herein. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” herein.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the face amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would pay for each $1,000.00 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
150.000%	129.400%
140.000%	129.400%
130.000%	129.400%
120.000%	129.400%
110.000%	129.400%
109.800%	129.400%
109.000%	127.000%
106.000%	118.000%
103.000%	109.000%
100.000%	100.000%
90.000%	90.000%
80.000%	80.000%
70.000%	70.000%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would pay on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 129.400% of each $1,000.00 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 109.800% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 100.000% (the section left of the 100.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 109.800% (the section right of the 109.800% marker on the horizontal axis) would result in a capped return on your investment.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific To Your Notes — Risks Relating to Characteristics of the Underlier — Market Risk” and “— Risks Relating to Return Characteristics — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” herein.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level, which will be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, dated May 27, 2022, and “Risk Factors” in the accompanying product supplement, dated May 31, 2022. You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated May 27, 2022, as supplemented by the accompanying index supplement, dated May 27, 2022 and the accompanying product supplement, dated May 31, 2022, of UBS. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to Return Characteristics

You May Lose Your Entire Investment In The Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the strike date to the closing level on the determination date. If the final underlier level is less than the initial underlier level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of (a) the underlier return times (b) $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes. Specifically, you will lose 1% of the face amount of each of your notes for every 1% negative underlier return.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Upside Participation Rate Applies Only At Maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside participation rate of the notes and the return you realize may be less than the then-current underlier return multiplied by the upside participation rate, even if such return is positive and is less than the return implied by the maximum settlement amount. You can receive the full benefit of any positive underlier return multiplied by the upside participation rate subject to the maximum settlement amount only if you hold your notes to maturity.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the term of your notes and the positive effects of the upside participation rate on any positive underlier return will be limited because of the cap level. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the term of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a conventional debt security of comparable maturity that bears interest at a prevailing market rate.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Market Disruption Event — Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation” in the accompanying product supplement. Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the term of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

In addition, the extent to which you are exposed to any negative underlier return will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the notes may have a negative return even if the final underlier level is greater than or equal to the initial underlier level.

Lastly, the impact of the cap level on the return on your investment, and the extent to which the cap level will diminish your exposure to any positive underlier return (as leveraged by the upside participation rate), will also depend on the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

Risks Relating to Characteristics of the Underlier

Market Risk

The return on the notes is directly linked to the performance of the underlier and indirectly linked to the value of the underlier stocks, and the extent to which the underlier return is positive or negative. The level of the underlier can rise or fall sharply due to factors specific to the underlier stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your initial investment.

The Underlier Reflects Price Return, Not Total Return

The return on your notes is based on the performance of the underlier, which reflects the changes in the market prices of the underlier stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlier stocks. The return on your notes will not include such a total return feature or dividend component.

The Underlier Return For the Notes Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar Which Might Affect the Underlier Whose Underlier Stocks Are Traded in Currencies Other Than the U.S. Dollar

Although the underlier stocks for the underlier are traded in currencies other than the U.S. dollar, the notes are denominated in U.S. dollars, and the calculation of the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which such underlier stocks are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the closing levels of the underlier or underlier return, as applicable, and therefore, the market value of, and return on, your notes.

Your Notes Are Subject to Non-U.S. Securities Market Risk

The underlier is subject to risks associated with non-U.S. securities markets. An investment in notes linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities or futures contracts and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Changes Affecting the Underlier, Including Regulatory Changes, Could Have An Adverse Effect On the Value of the Notes and the Amount You Will Receive at Maturity of Your Notes

The policies of the underlier sponsor concerning the underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting the underlier stocks or the issuers of any underlier stocks (such as stock dividends, reorganizations or mergers) are reflected in the underlier, could affect the level of the underlier, and, therefore, could affect the amount payable on your notes at maturity, if any, and the market value of your notes prior to maturity. The amount payable on the notes and their market value could also be affected if the underlier sponsor changes these policies, for example by changing the manner in which it calculates the underlier, or if the underlier sponsor discontinues or suspends calculation or publication of the underlier, in which case it may become difficult to determine the market value of the notes.

Further, indices like the underlier have been, and continue to be, the subject of regulatory guidance and proposal for reform. including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation”), such as the failure of a benchmark (the underlier) or the administrator (the underlier sponsor) or user of a benchmark (such as UBS) to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use.

If events such as these occur, or if the final underlier level is not available because of a market disruption event, non-trading day or for any other reason, and no successor underlier is selected, the calculation agent — which initially will be UBS Securities LLC, an affiliate of UBS — may determine the final underlier level — and thus any amount payable at maturity —in a manner it considers appropriate as described further in the accompanying product supplement under “General Terms of the Notes — Discontinuance of, Adjustments to or Benchmark Event Affecting an Index Underlier or an Index Basket Underlier; Alteration of Method of Calculation”.

UBS Cannot Control Actions By the Underlier Sponsor and the Underlier Sponsor Has No Obligation To Consider Your Interests

UBS and its affiliates are not affiliated with the underlier sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlier. The underlier sponsor is not involved in the notes offering in any way and has no obligation to consider your interest as an owner of the notes in taking any actions that might affect the market value of, and any amount payable at maturity on, your notes.

Estimated Value Considerations

The Issue Price You Pay for the Notes Exceeds Their Estimated Initial Value

The issue price you pay for the notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the notes incorporate certain variables, including the level of the underlier, the volatility of the underlier, any expected dividends on the underlier stocks, prevailing interest rates, the term of the notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the notes to you. Due to these factors, the estimated initial value of the notes as of the trade date is less than the issue price you pay for the notes.

The Estimated Initial Value Is a Theoretical Price; the Actual Price that You May Be Able to Sell Your Notes in Any Secondary Market (if Any) at Any Time After the Trade Date May Differ From the Estimated Initial Value

The value of your notes at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlier — Market Risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the notes determined by reference to our internal pricing models. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

Our Actual Profits May Be Greater or Less than the Differential Between the Estimated Initial Value and the Issue Price of the Notes as of the Trade Date

We may determine the economic terms of the notes, as well as hedge our obligations, at least in part, prior to the strike date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

There May Be Little or No Secondary Market for the Notes

The notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the notes will develop. UBS Securities LLC and its affiliates may make a market in the notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your notes in any secondary market at any time.

The Price at which UBS Securities LLC and Its Affiliates May Offer to Buy the Notes in the Secondary Market (if Any)
May Be Greater than UBS’ Valuation of the Notes at that Time, Greater than Any Other Secondary Market Prices
Provided by Unaffiliated Dealers (if Any) and, Depending on Your Broker, Greater than the Valuation Provided on Your Customer Account Statements

For a limited period of time following the issuance of the notes, UBS Securities LLC or its affiliates may offer to buy or sell such notes at a price that exceeds (i) our valuation of the notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Summary Information — Key Terms — “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)” herein. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

Price of Notes Prior to Maturity

The market price of the notes will be influenced by many unpredictable and interrelated factors, including the level of the underlier; the volatility of the underlier; the dividend rate paid on the underlier stocks; the time remaining to the maturity of the notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the notes.

Impact of Fees and the Use of Internal Funding Rates Rather than Secondary Market Credit Spreads on Secondary Market Prices

All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the original issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the notes in any secondary market.

If the Level of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the level of the underlier may not result in a comparable change in the market value of your notes. This is because your cash settlement amount at maturity will be based on the final underlier level and subject to the maximum settlement amount. If the underlier return is negative, you could lose all or a substantial portion of your investment in the notes. We discuss some of the reasons for this disparity under “Risk Factors — Risks Related to Liquidity and Secondary Market Issues — The market value of the notes may be influenced by unpredictable factors” in the accompanying product supplement.

The Notes are Considered “Hold To Maturity” Products

Generally, there is no liquid market for the notes.

Risks Relating to Hedging Activities and Conflicts of Interest

Potential Conflict of Interest

UBS and its affiliates may engage in business related to the underlier or underlier stocks, which may present a conflict between the obligations of UBS and you, as a holder of the notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the underlier return and the cash settlement amount, if any, based on the closing level of the underlier on the determination date. The calculation agent can postpone the determination of the final underlier level if a market disruption event occurs and is continuing on the determination date. As UBS determines the economic terms of the notes, including the upside participation rate and the cap level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending the sale of your notes in the secondary market. UBS or its affiliates may earn additional profits (or potentially incur losses) as a result of payments pursuant to such hedging activities. In performing these duties, the economic interests of UBS, UBS Securities LLC, the dealers or their respective affiliates are potentially adverse to your interests as an investor in the notes. Additionally, hedging activities may adversely affect the market value of your notes and the amount we will pay on your notes.

Potentially Inconsistent Research, Opinions or Recommendations By UBS

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the underlier to which the notes are linked.

Risks Relating to General Credit Characteristics

The Notes Are Subject to the Credit Risk of the Issuer

The notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes and you could lose your entire initial investment.

The Notes Are Not Bank Deposits

An investment in the notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS Experiences Financial Difficulties, FINMA Has the Power to Open Restructuring or Liquidation Proceedings in Respect of, and/or Impose Protective Measures in Relation to, UBS, Which Proceedings or Measures May Have a Material Adverse Effect on the Terms and Market Value of the Notes and/or the Ability of UBS to Make Payments Thereunder

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency

Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the notes, the price or value of their investment in the notes and/or the ability of UBS to satisfy its obligations under the notes and could lead to holders losing some or all of their investment in the notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

Uncertain Tax Treatment

Significant aspects of the tax treatment of the notes are uncertain. There are no statutory provisions, regulations, published rulings, judicial decisions or administrative determinations addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid derivative contracts that are not debt. Accordingly, it is possible that your notes could alternatively be treated for tax purposes, and that the timing and character of the income or loss on your notes could be materially and adversely affected.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above under “Supplemental discussion of U.S. federal income tax consequences” and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Purchasers of notes should consult their tax advisors as to the U.S. federal, state, local, non-U.S. and other tax consequences to them of the purchase, ownership and disposition of the notes. For more information, see “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

General Risk Factors

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price, underwriting discount and net proceeds of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

VALIDITY OF THE NOTES

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

THE UNDERLIER

We have derived all information contained herein regarding TOPIX contained herein, including, its make-up, method of calculation and changes in its components, from publicly available information. TOPIX, also known as the Tokyo Stock Price Index, is a free-float adjusted capitalization-weighted index of all the domestic common stocks listed on the First Section of the Tokyo Stock Exchange (“TSE”, or the “TOPIX underlier sponsor”). Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. TOPIX is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968. TOPIX is calculated and published by the TSE. Additional information about TOPIX, including constituent weightings by sector, is available on the following website: jpx.co.jp/english/markets/indices/topix/. We are not incorporating by reference the website or any material it includes in this document or any document incorporated herein by reference.

Composition and Maintenance. TOPIX is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from TOPIX. TOPIX does not review underlier stocks. The number of underlier stocks will change according to new listings and delistings.

Index Calculation. TOPIX is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968. The TSE calculates TOPIX multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value. The resulting value is not expressed in Japanese yen but presented in terms of points rounded to the nearest one hundredth. The formula for calculating TOPIX value can be expressed:

Index value = Base point of 100 x Current free float adjusted market value
Base Market Value

The current free float adjusted market value is the sum of the products of the price and the number of free float adjusted shares for index calculation of each underlier stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE. The number of listed shares for index calculation normally coincides with that of listed shares. However, in the case of a stock split, the number of listed shares increases at the additional listing date which comes after such stock split becomes effective; on the other hand, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company. Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies. In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, strategic exercise of preferred shares or equity warrants, company spin-off, merger, stock-swap, take-over bid and other events that the TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of underlier stocks in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of TOPIX. The TSE makes adjustments as follows:

Event		Implementation of Adjustment (After Close of Trading)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	One business day before the last business day of the next month of listing	Price on the adjustment date
Addition	Company included in TOPIX is to be delisted and a new company established through stockswap or similar transaction (including merger through establishing new company and company spin-off)	One business day before the listing date	Base price (used to decide the daily price limit)
Addition	Transfer to the TSE First Section from the Second Section	One business day before the last business day after such assignment (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used	Price on the adjustment date

Event		Implementation of Adjustment (After Close of Trading)	Price Used for Adjustments
for calculation will be 0.00 during such period)
Addition	Transfer to the TSE First Section from TSE Mothers Index

One business day before the last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)

Price on the adjustment date
Deletion	Company to be de-listed due to a stock-swap or similar transaction while the newly established company is promptly listed on the TSE First Section	Initial listing date of newly established company (normally two business days after delisting date)

Price one business day before the de-listing date (during the period from the delisting date to the business day before the date of removal from TOPIX, the price on the business day before the delisting date is used for index calculation)

Deletion	Company to be de-listed due to other reason than described above (merger and stockswap with non-surviving company included in TOPIX)	One business day before delisting date	Price on the business day before the adjustment date
Deletion	Designation of securities to be delisted	Three business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on the business day before the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	One business day before the date of the reassignment date	Price on the business day before the adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split.

Retroactive adjustments will not be made to revise the figures of TOPIX that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

If trading in a certain underlier stock is suspended, the TSE regards it as having no change in its share price for purposes of calculating TOPIX. In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate TOPIX, the TSE may use an alternate method of index calculation as it deems valid.

License Agreement

We expect to enter into a non-exclusive license agreement with the Tokyo Stock Exchange, Inc. (“TSE”) providing for the license to us, in exchange for a fee, of the right to use the Tokyo Stock Price Index (“TOPIX Index”), the proprietary data therein contained (“TOPIX Index Value”) and the trademarks “TOPIX”, Tokyo Stock Exchange” and “Tokyo Stock Price Index/TOPIX” (collectively, the “TOPIX Marks”) in connection with certain securities, including the notes.

The TOPIX Index Value and the TOPIX Marks are subject to the proprietary rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights and know-how relating to TOPIX such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Marks. The Tokyo Stock Exchange, Inc. shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Marks or cease the use thereof. The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the

TOPIX Index Value and the TOPIX Marks or as to the figure at which TOPIX Index Value stands on any particular day. The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value. No securities are in no way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc. The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the securities or any advice on investments to any purchaser of the notes or to the public. The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the TOPIX Index Value. Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the notes.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

The following graph illustrates the performance of the underlier from January 1, 2014 through January 26, 2024, based on information reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. Past performance of the underlier is not indicative of the future performance of the underlier.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this document, the accompanying product supplement, the accompanying index supplement, or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document and any document incorporated herein by reference is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this document and any document incorporated herein by reference is current only as of their respective dates.

TABLE OF CONTENTS

Pricing Supplement

Product Supplement dated May 31, 2022

Product Supplement Summary	PS-1
Hypothetical Returns on the Underlier-Linked Notes	PS-17
Risk Factors	PS-32
General Terms of the Notes	PS-45
Use of Proceeds and Hedging	PS-62
Material U.S. Federal Income Tax Consequences	PS-63
ERISA Considerations	PS-70
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Index Supplement dated May 27, 2022

Index Supplement Summary	IS-1
Underlying Indices And Underlying Index Publishers	IS-2
Dow Jones Industrial AverageTM	IS-2
Nasdaq-100 Index®	IS-6
Russell 2000® Index	IS-13
S&P 500® Index	IS-18
Non-U.S. Indices	IS-25
EURO STOXX 50® Index	IS-25
FTSETM 100 Index	IS-30
MSCI Indexes	IS-34
MSCI-EAFE® Index	IS-34
MSCI® Emerging Markets IndexSM	IS-34
MSCI® Europe Index	IS-35

Prospectus dated May 27, 2022

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$1,000,000

UBS AG

Capped Leveraged TOPIX-Linked Medium-Term Notes due January 29, 2025

UBS Securities LLC